EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of August, 2006

BETWEEN:

PLATINUM GROUP METALS LTD., a corporation subsisting under the laws of British Columbia, with an office at Suite 328 – 550 Burrard Street, Vancouver, British Columbia, V6C 2B5

(“PGM” or the “Corporation”)

OF THE FIRST PART

- and -

FRANK R. HALLAM, businessman of Vancouver British Columbia  (“Hallam”)

OF THE SECOND PART

WHEREAS PGM wishes to employ Hallam and Hallam wishes to be employed by PGM in connection with the continuing operation of the business carried on by PGM (the “Business”) from Vancouver, British Columbia.

AND WHEREAS PGM and Hallam wish to set out the terms of Hallam’s employment.

NOW THEREFORE IN CONSIDERATION OF the payment of the sum of $1.00, the covenants and agreements continued in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT TO EMPLOY

1.

PGM agrees to continue to employ Hallam in connection with the Business on the terms and conditions set out herein (the “Employment”), and Hallam agrees to accept employment on such terms.

TERM

2.

The term of this Agreement and the Employment shall be for an indefinite period, provided that:

(a)

PGM may terminate this Agreement and the Employment at any time as set out in paragraphs 9 and 10 hereof;

(b)

Hallam may terminate this Agreement and the Employment at any time as set out in paragraph 11 hereof;

(c)

This Agreement and the Employment are automatically terminated when Hallam dies or, at PGM’s option, at any time after he reaches the age of 65;

(d)

Hallam may terminate this Agreement and the Employment if there is a change in control as set out in paragraph 12 hereof; and

(e)

PGM may, at its option, give notice that this Agreement and the Employment are terminated effective immediately by reason of Hallam being unable to perform substantially all his duties for a continuous period in excess of 6 months or for periods collectively exceeding 6 months in any 12-month period.  Such termination may be without advance notice or compensation to Hallam.

DUTIES AND RESPONSIBILITIES

3.

Hallam shall be the Chief Financial Officer of PGM and shall, in such capacity, be in charge and control of and be responsible for the day-to-day financial operations of PGM and shall have the authority, and perform the duties, assigned to him from time to time by the Board of Directors of PGM.  PGM agrees that it shall not relocate Hallam outside of the Greater Vancouver Regional District without the consent of Hallam.

CONFLICT OF INTEREST/DUTY OF LOYALTY

4.

Hallam agrees to devote at least 80% of his working time during the Employment to the Business and shall not engage or have an interest in any other enterprise, occupation or profession, directly or indirectly, or become a principal, agent, director, officer or employee of another company, firm or person, as applicable, which will interfere with Hallam’s duties and responsibilities hereunder without the written approval, not to be unreasonably withheld, of the Board of Directors of PGM.  Hallam agrees not to be directly or indirectly engaged in any business, whether as a principal, agent, director, officer, employee or otherwise, which competes with PGM or which employment, business or activity would constitute a conflict of interest on Hallam’s part with PGM’s interests.  The Board of Directors is aware of and agrees that Hallam may act as a director, officer and consultant for MAG Silver Corp., a silver mining and exploration company, and may act as a director, officer and consultant for Sydney Resource Corporation (or its successors), a gold mining and exploration company and that Hallam is the CFO for Callinan Mines Limited.

CONFIDENTIALITY

5.

Hallam agrees to keep the affairs of the Business, financial and otherwise, strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his employment by PGM except as reasonably necessary to carry out his Employment duties or as otherwise authorized in writing by the Board of Directors of PGM.  Hallam agrees not to use such information, directly or indirectly, for his own interests, or any interests other than those of the Business, whether or not those interests conflict with the interests with the interests of the Business, during or after his employment by PGM.

REMUNERATION

6.

(a)

Hallam shall be remunerated as follows during the term of this Agreement:

(i)

minimum base salary of CDN $12,100 per month, payable monthly and to be reviewed annually by the Board of Directors of PGM;

(ii)

such bonuses as may be determined by the Board of Directors of PGM from time to time in its sole discretion;

(iii)

all benefits that may be made available to officers of PGM from time to time on terms determined by the Board of Directors of PGM; and

(iv)

 (3) three weeks’ vacation annually.

(b)

All payments required to be made under this agreement are subject to statutory deductions, as applicable, including for income tax, Canada Pension Plan and Employment Insurance coverage.

7.

Hallam shall also be given the following additional incentives:

(a)

incentive stock options to acquire Common Shares of PGM in such amounts as approved by the Board of Directors of PGM from time to time.

REIMBURSEMENT OF EXPENSES

8.

All Hallam’s reasonable expenses related to the Business will be reimbursed upon the submittal by Hallam of an expense report with appropriate supporting documentation to PGM’s Chief Executive Officer.

TERMINATION

9.

This Agreement and the Employment may be terminated by PGM summarily and without notice, or payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, in the event that there is just cause for termination of Hallam’s employment at common law.  Notwithstanding the generality of the foregoing, just cause shall be deemed to exist in the event Hallam:

(a)

is convicted of an indictable offence;

(b)

has committed an act of fraud or material dishonesty in connection with his Employment or the Business;

(c)

is the subject of any proceeding by a securities regulatory agency; or

(d)

materially breaches his duties under this Agreement.

10.

Subject to paragraph 2:

(a)

This Agreement and the Employment may be terminated on notice by PGM to Hallam without cause upon payment to Hallam at termination of 3 months’ base salary and provision of the benefits described under subparagraph 6(a)(iii) (except for insured or other benefits which cannot be extended to a person not actively employed by PGM) for the earlier of 3 months or until Hallam obtains comparable benefits from another source.

(b)

The parties agree that any payment to Hallam pursuant to paragraph 10(a) is not intended and will not be of the nature of a penalty and shall be considered by the parties as liquidated damages.

(c)

The parties further agree that, notwithstanding anything to the contrary contained in this Agreement, Hallam shall not be required or called upon to mitigate in any manner whatsoever such liquidated damages.

11.

This Agreement and the Employment may be terminated on notice by Hallam to PGM by giving 90 days’ written notice.

CHANGE OF CONTROL

12.

(a)

If at any time during the term of this Agreement there is a change in control of PGM, as defined below, then Hallam shall have 60 days from the date of such change of control to elect in writing whether or not he wishes to terminate this Agreement and the Employment, after which time he shall be deemed to have elected not to do so.  If Hallam elects to terminate this Agreement and the Employment under this paragraph, then he shall give written notice of his election to the Corporation and this Agreement and the Employment shall terminate 30 days from the day of such notice. Hallam shall then, from the date of termination, be entitled to receive from PGM in one lump sum the equivalent of one year’s compensation, defined as $145,000 for purposes of this section, less applicable statutory deductions as set forth in paragraph 6 (b.) above.

(b)

For the purposes of this Agreement:

(i)

a “change of control of PGM” shall mean the occurrence of any of the following events:

(1)

less than 50% of the Board of Directors of PGM being composed of Continuing Directors; or

(2)

a person (within the meaning of the provisions of the Securities Act (British Columbia) (the “Securities Act”) (other than persons who are shareholders, directly or indirectly, or directors of PGM as of the date of this Agreement)), alone or with its affiliates, associates or persons (other than persons who are shareholders, directly or indirectly, or directors of PGM as of the date of this Agreement) with whom such person is acting jointly or in concert (all within the meaning of the Securities Act), becoming, following the date of this Agreement, the beneficial owner(s) (also within the meaning of the Securities Act) of securities representing, or convertible into securities representing, more than 30% of the total voting rights attaching to all then outstanding PGM securities having under all circumstances the right to vote on any resolution concerning the election of directors; and

(ii)

“Continuing Director” shall mean either:

(1)

an individual who is a member of the Board of Directors of PGM on the date of this Agreement; or

(2)

an individual who becomes a member of the Board of Directors of PGM subsequent to the date of this Agreement with the agreement of at least a majority of the Continuing Directors who are members of the Board of Directors of PGM at the date that the individual became a member of the Board of Directors of PGM.

SEVERABILITY

13.

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision, and any invalid provision will be severable from this Agreement.

GOVERNING LAW

14.

This Agreement is governed by and is to be considered, interpreted and enforced in accordance with the laws of British Columbia.

HEIRS/SUCCESSORS BOUND

15.

This Agreement enures to the benefit of and is binding upon the parties and their respective heirs, administrators, executors, successors and assigns as appropriate.

ASSIGNMENT

16.

This Agreement is not assignable by either party without the consent in writing of the other party, which consent may be unreasonably withheld, provided that PGM shall be entitled to assign this Agreement, without Hallam’s consent to an affiliate entity provided the affiliate (as defined in the Company Act (British Columbia)) offers comparable employment and there is not material prejudice, including diminution of responsibilities, to Hallam by reason of such assignment.

ENTIRE AGREEMENT

17.

As of its date execution, this Agreement supersedes all prior agreements, whether written or oral, express or implied, between the parties, and constitutes the entire agreement between the parties.  The parties agree that there are no other collateral agreements or understandings between them except as set out in this Agreement.

AMENDMENT

18.

This Agreement may be amended only in writing signed by the parties and witnessed.

HEADINGS

19.

All headings in this Agreement are for convenience only and shall not be used for the interpretation of this Agreement.

RECOURSE ON BREACH

20.

Hallam acknowledge that damages would be an insufficient remedy for a breach of this Agreement and agrees that PGM may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement or to enforce the covenants contained therein and, in particular, the covenant contained in paragraph 24 in addition to rights PGM may have to damages arising from said breach or threat of breach.

CONFIDENTIALITY OF AGREEMENT

21.

The parties agree that this Agreement is confidential and shall remain so.  The parties agree that this Agreement or the contents hereof shall not be divulged by any party without the consent in writing of the other party, with the exception of disclosure to personal advisors, disclosure that may be required by the laws of any jurisdiction in which the Business is conducted or may be conducted in future and disclosure pursuant to applicable securities laws and the rules and policies of any stock exchange on which PGM securities are traded.  Each party agrees to request of its personal advisors that they enter into similar agreements of confidentiality if requested to do so by the other party to this Agreement.

INDEPENDENT LEGAL ADVICE

22.

Hallam agrees that he has had independent legal advice or the opportunity to receive same in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party.

NOTICE

23.

Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail to the intended recipient of such notice at:

(a)

in the case of PGM, to:

Suite 328 – 550 Burrard Street
Vancouver, British Columbia
V6C 2B5

(b)

in the case of Hallam, to:

3736 Winsford Court
Burnaby, British Columbia
V5A 4Y9

or at such other address as the party to whom such writing is to be given shall provide in writing to the party giving the said notice.  Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day.  Any notice mailed shall be deemed to have been given and received on the fifth business day following the date of mailing.

CONFIDENTIALITY

24.

The parties hereby agree that all trade secrets, trade names, client information, client files and processing and marketing techniques, mineral properties, mineral exploration data or information or mining or exploration proposals, relating to the Business or disclosed to Hallam in the course of his Employment (collectively, the “Confidential Information”) shall become, on execution of this Agreement, and shall be thereafter, as the case may be, the sole property of PGM whether arising before or after the execution of this Agreement.  Hallam agrees not to:

(a)

divulge any of the Confidential Information to any person, partnership or corporation;

(b)

to use, directly or indirectly, alone or with others and Confidential Information other than for the Business; or

(c)

to assist in the disclosure or divulging of any such Confidential Information, directly or indirectly, except as authorized in writing by the Board of Directors of PGM.

SURVIVAL

25.

Paragraphs 5, 20, 21 and 24 shall survive the termination of this Agreement and the Employment and shall continue in full force and effect according to their terms.

IN WITNESS WHEREOF the parties hereto have executed these presents under their respective seals and hands of their proper offices authorized in that behalf, as applicable.

The Corporate Seal of PLATINUM GROUP METALS LTD. was hereunto affixed in the presence of: ”Barry w. Smee” Authorized Signatory ”Iain McLean” Authorized Signatory	) ) ) ) ) ) ) ) ) )	c/s
SIGNED, SEALED AND DELIVERED in the presence of: “R. Michael Jones” Witness	) ) ) ) )	“Frank R. Hallam” FRANK HALLAM